EXHIBIT 10.1

AMENDMENT NO. 5 TO

EMPLOYMENT AGREEMENT

FOR KEITH JACKSON

WHEREAS, ON Semiconductor Corporation (“Company”) and Keith Jackson (“Executive”) entered into an Employment Agreement dated as of November 10, 2002 (“Agreement”);

WHEREAS, all defined terms used herein shall have the meanings set forth in the Agreement unless specifically defined herein;

WHEREAS, the Agreement was subsequently amended on November 19, 2002, March 21, 2003, May 19, 2005, and February 14, 2006 for various reasons;

WHEREAS, there have been recent amendments to the Internal Revenue Code of 1986 (“Code”) that have added Code Section 409A and related guidance has been provided on this section’s interpretation and application (collectively, “Section 409A”), which apply to nonqualified deferred compensation plans;

WHEREAS, Section 409A’s definition of nonqualified deferred compensation plans is broad, and comprises payments that do not resemble traditional deferred compensation plans, including certain arrangements promising payments upon separation from service (“Termination Payments”);

WHEREAS, Termination Payments that are subject to Section 409A must comply with certain requirements, including a requirement that any Termination Payment made to a key employee of a public company must be delayed at least six months following the employee’s separation from service and must be distributed pursuant to a fixed payment schedule (under which the first payment shall not be made less than six months after the separation from service);

WHEREAS, the consequences of failure to comply with Section 409A may be significant to a key employee, however, there is transitional guidance issued by the Internal Revenue Service that allows for amending through December 31, 2006 the terms of plans or arrangements providing for the deferral of compensation in order o comply with Section 409A ;

WHEREAS, the Agreement of the Executive entitles him, in the event of termination under circumstances specified under the Agreement, to Termination Payments that are subject to Section 409A; and

WHEREAS, in order to ensure that no violation of Section 409A occurs with respect to Termination Payments under the Agreement, the Company and the Executive now wish to further amend the Agreement.

NOW, THEREFORE, for mutual consideration the receipt of which is hereby acknowledged, the Agreement is hereby amended as follows:

1. Section 5(a) of the Agreement related to “Termination Payment” is hereby amended by replacing such section in its entirety with the following:

“(a) Without Cause. In the event of the termination of the Executive’s employment during the Employment Period by the Company without Cause (including a deemed termination without Cause as provided in Section 3(f) herein), in addition to the Executive’s accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid) the Executive shall be entitled to continue to receive his Base Salary at the rate in effect as of the Date of Termination for a period of two (2) years following the Date of Termination, with such Base Salary to be paid (i) in an initial lump sum equal to six months’ Base Salary on the six-month anniversary of the Date of Termination and (ii) thereafter in installments in accordance with the Company’s normal payroll practices; provided that the payments and benefits provided herein are subject to and conditioned upon the Executive executing a valid general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such waiver becoming effective, and the payments and benefits are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants provided in Sections 9 and 10 hereof. Notwithstanding the foregoing, the Executive shall be required to mitigate any damages that the Executive may incur as a result of a termination of his employment by the Company without Cause (including a deemed termination without Cause as provided in Section 3(f) herein) during the Employment Period by seeking employment comparable in terms of compensation, position and location to the Executive’s employment hereunder. Any amounts that the Executive earns pursuant to such employment shall offset and reduce the amount of severance required to be paid to the Executive pursuant to this Section 5(a) during the two-year period following the Date of Termination. For purposes of the paragraph, “employment” shall mean any activity for which the Executive is compensated as a result of the rendering of services, whether such services are rendered as a common law employee, a partner, sole proprietor, independent contractor or otherwise. The Executive shall be required to provide such evidence as the Company may reasonably require regarding the amount of such earnings. Except as provided in this Section 5(a) and Sections 2(e), 7 and 10(d), to the extent applicable, the Company shall have no additional obligations under this Agreement.”

2. A new Section 13(k) is added to the Agreement under the “Miscellaneous” section and it hereby provides the following:

“(k) This Agreement is intended to constitute an enforceable contract for the payment of compensation, severance and certain other benefits. The Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Section 409A of the Code, the Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Section 409A of the Code, without reducing the amounts of any benefits due to the Executive hereunder.”

3. Except as otherwise specifically provided in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the 1st day of September 2006.

EXECUTIVE:	Keith Jackson, in his individual capacity

	By:	/s/ KEITH JACKSON
	Name:	Keith Jackson
	Title:	Chief Executive Officer and President

CORPORATION:	ON Semiconductor Corporation

	By:	/s/ SONNY H. CAVE
	Name:	Sonny H. Cave
	Title:	Senior Vice President and General Counsel

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